EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of PowerHouse Technologies Group, Inc. on Form SB-2 of our report dated June 10, 2004 relating to the Consolidated Financial Statements of Powerhouse Technologies Group, Inc., which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern and to our report dated September 29, 2004 relating to the Financial Statements of First Person Software, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts."


/s/ HEIN & ASSOCIATES LLP
-------------------------

Orange, California
December 22, 2004